Exhibit 99.1

Horizon Technology Finance Provides Fourth Quarter 2020 Portfolio Update

- Originates $76.6 Million of New Loans -

Farmington, Connecticut – January 13, 2021 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon,” “We,” “Our” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today provided its portfolio update for the fourth quarter ended December 31, 2020.

“We are pleased to have accomplished a very strong quarter of portfolio growth, originating $77 million of loans to both new and existing portfolio companies,” said Gerald A. Michaud, President of Horizon. “In spite of a challenging environment, Horizon’s brand and platform have been able to attract and identify quality investment opportunities in companies with unique and innovative technologies, adept management and excellent growth potential. Additionally, the $17 million in loan prepayments we received during the quarter reflects the ability of our quality portfolio companies to complete exit transactions, which provide accelerated income to Horizon. We maintain a robust backlog and expanding pipeline of new investment opportunities, positioning Horizon for continued growth as we start the new year.”

Fourth Quarter 2020 Portfolio Update

Originations

Horizon funded nine loans during the fourth quarter of 2020 totaling $76.6 million, including:

•	$18.0 million to a new portfolio company, Getaround, Inc., a peer-to-peer car sharing platform.
•	$13.0 million to a new portfolio company, Alula, Inc., a designer and manufacturer of security systems sold exclusively to professional distributors and dealers.
•	$10.0 million to a new portfolio company, a developer of a software-defined composable infrastructure platform.
•	$10.0 million to a new portfolio company, a developer of technology that can identify any microbe in order to accelerate treatment and improve public health.
•	$10.0 million to an existing portfolio company, Magnolia Medical Technologies, Inc., a developer of an FDA-cleared high-precision blood culture collection medical device.
•	$7.5 million to a new portfolio company, Sonex Health, Inc., a developer of technology, education and training programs for ultrasound guided procedures.
•	$5.0 million to a new portfolio company, Corinth Medtech, Inc., a developer of an FDA-cleared device for treating symptoms related to Benign Prostatic Hyperplasia (BPH).
•	$2.5 million to a new portfolio company, Canary Medical, Inc., a medical data company improving healthcare outcomes with its proprietary smart medical devices.
•	$0.6 million to an existing Horizon portfolio company.

Liquidity Events

Horizon experienced liquidity events from three portfolio companies in the fourth quarter of 2020, including principal prepayments of $17.3 million, as well as a success fee, warrant proceeds and equity totaling $1.4 million, compared to $43.1 million of principal prepayments and $1.8 million of warrant proceeds during the third quarter of 2020:

•	In November, Horizon received proceeds and equity totaling $1.3 million upon the exercise and sale of warrants, as well as the recognition of a success fee totaling $0.1 million, in ShopKeep, Inc. (“ShopKeep”). Horizon continues to hold warrants in ShopKeep.
•	In December, Mohawk Group Holdings (“Mohawk”) (NASDAQ: MWK) prepaid its outstanding principal balance of $13.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Mohawk.
•	In December, Vero Biotech, LLC (“Vero”) prepaid its outstanding principal balance of $4.3 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Vero.

Principal Payments Received

During the fourth quarter of 2020, Horizon received regularly scheduled principal payments on investments totaling $4.5 million, compared to regularly scheduled principal payments totaling $5.9 million during the third quarter of 2020.

Commitments

During the fourth quarter ended December 31, 2020, Horizon closed new loan commitments totaling $103.1 million to eight companies, compared to new loan commitments of $21.0 million to four companies in the third quarter of 2020.

Pipeline

As of December 31, 2020, Horizon’s unfunded loan approvals and commitments (“Committed Backlog”), all priced at floating interest rates, were $106.5 million to 16 companies. This compares to a Committed Backlog of $95.9 million to 13 companies as of September 30, 2020. While Horizon’s portfolio companies have discretion whether to draw down such commitments, the right of a portfolio company to draw down its commitment is often subject to achievement of specific milestones and other conditions to borrowing.

Capital Markets Activity – Warrant and Equity Portfolio

As of December 31, 2020, Horizon held a portfolio of warrant and equity positions in 69 portfolio companies, including 58 private companies, which provides the potential for future additional returns to Horizon’s shareholders.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon also has regional offices in Pleasanton, California and Reston, Virginia. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819